Exhibit 99.1

August 10, 2006

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR SECOND QUARTER 2006 AND FIRST HALF OF 2006

HOUSTON, Texas (August 10, 2006) - MAXXAM Inc. (AMEX: MXM) reported today a net loss of $11.2 million, or $1.97 per share loss, for the second quarter of 2006, compared to a net loss of $9.6 million, or $1.60 per share loss, for the same period a year ago. Net sales for the second quarter of 2006 totaled $63.5 million, compared to $87.2 million in the second quarter of 2005.

For the first six months of 2006, MAXXAM reported a net loss of $21.4 million, or $3.68 per share loss, compared to a net loss of $23.8 million, or $3.98 per share loss, for the same period of 2005. Net sales for the first six months of 2006 were $143.7 million, compared to $170.2 million for the first six months of 2005.

MAXXAM reported operating income of $2.0 million for the second quarter of 2006 and $8.3 million for the first six months of 2006, compared to operating income of $6.5 million and $9.3 million for the comparable periods in 2005.

FOREST PRODUCTS OPERATIONS

Net sales for the Company's forest products operations decreased to $33.8 million for the second quarter of 2006, as compared to $46.9 million for the second quarter of 2005. The $13.1 million decrease in net sales was due to a decline in lumber shipments as a result of a lower log supply from Scotia Pacific Company LLC (ScoPac) and an increase in the volume of lumber placed into the Pacific Lumber Company's (Palco) redwood lumber drying program during the second quarter of 2006, as compared to the same period in 2005. The lower log supply from ScoPac was due to adverse weather conditions in early 2006 and harvest restrictions.

The forest products segment generated operating income of $0.1 million for the second quarter of 2006 and an operating loss of $5.4 million for the six months ended June 30, 2006. These results include a gain of $5.2 million and $5.9 million, respectively, from the sale of certain properties. The forest products segment has incurred substantial operating losses in 2006 resulting from harvest restrictions at ScoPac, adverse weather conditions and operational inefficiencies related to Palco's new sawmill in Scotia, California. The forest products segment's operating results for the first half of 2005 include substantial legal and other professional fees relating to ScoPac's efforts to pursue a negotiated restructuring of the Timber Notes and the first quarter of 2005 includes a one time benefit of $3.1 million relating to an insurance settlement.

REAL ESTATE OPERATIONS

Net sales and operating income for the Company's real estate operations for the second quarter of 2006 decreased by $10.9 million and $7.5 million, respectively, as compared to the same period in 2005, primarily due to a substantial reduction in the number of lots sold at the Company's Fountain Hills development, partially offset by increased lot sales at the Company's Mirada development.

RACING OPERATIONS

Net sales for the Company's racing operations improved $0.3 million for the second quarter of 2006, as compared to the same period in 2005, due primarily to higher simulcast wagering levels.

Racing operations' operating losses increased $0.7 million for the second quarter of 2006, as compared to the same period in 2005, principally due to expenditures related to the Company's efforts to obtain an additional racing license in Laredo, Texas.

CORPORATE

The Corporate segment's operating losses represent general and administrative expenses that are not specifically attributable to the Company's operating segments, including stock-based compensation expense. The Corporate segment's operating losses improved $0.5 million for the second quarter of 2006 as compared to the same period in 2005, primarily due to cost cutting initiatives.

Consolidated investment, interest and other income decreased to $2.3 million for the second quarter of 2006, as compared to $4.3 million for the second quarter of 2005, due to lower levels of investments and a decrease in income from equity method investments.

During the second quarter of 2006, the Company purchased 707,285 shares of its Common Stock for an aggregate cost of $22.4 million.

PALCO – SCOPAC LIQUIDITY UPDATE

Prior to the issuance of this press release, the Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. The Condensed Notes to Financial Statements and other sections of the Form 10-Q discuss how the cash flows of Palco and ScoPac, indirect subsidiaries of the Company, have been materially adversely affected by the ongoing regulatory, environmental and litigation matters faced by Palco and ScoPac, and as a consequence, additional liquidity was required at both Palco and ScoPac to fund expected liquidity shortfalls.

On July 18, 2006, Palco and Britt Lumber Co., Inc. (a wholly owned subsidiary of Palco), as borrowers, closed on a new five-year $85.0 million secured term loan (Term Loan) and a new five-year $60.0 million secured asset-based revolving credit facility (Revolving Credit Facility). The Term Loan was fully funded at closing. The borrowers used approximately $34.0 million of the Term Loan funds to pay off the borrowers' existing term loan and $22.5 million of the Term Loan funds to pay off the borrowers' existing revolving credit facility and cash collateralize existing letters of credit. The borrowers have not made any borrowings under the Revolving Credit Facility to date, although they currently have availability in excess of $20.0 million.

On the Timber Notes payment date of July 20, 2006, ScoPac used its existing cash resources, all of the remaining funds available under its line of credit, the additional funds made available from proceeds from land sales of $10.2 million, a $3.7 million timber/log purchase by MGI and a $2.1 million early log payment by Palco, to pay all of the $27.1 million of interest due ($25.4 million net of interest due in respect of Timber Notes held in the SAR Account). ScoPac also repaid $10.0 million of principal on the Timber Notes ($6.2 million net of principal in respect of Timber Notes held in the SAR Account) using funds held in the SAR Account. As previously announced, ScoPac expects to incur substantial interest shortfalls over at least the next several years. The failure of ScoPac to pay all of the interest on the Timber Notes when due would constitute an event of default under the Timber Notes Indenture. There can be no assurance that ScoPac will be able to generate sufficient additional liquidity to fund the expected future cash shortfalls. To the extent that ScoPac is unable to generate sufficient liquidity from property sales or other sources, the Company expects that ScoPac will be forced to take extraordinary actions, which may include: laying off employees, shutting down various operations, and seeking protection by filing under the Bankruptcy Code.

OTHER MATTERS

On July 6, 2006, Kaiser Aluminum Corporation (Kaiser) emerged from Chapter 11 bankruptcy and the Company's Kaiser common shares were cancelled without consideration or obligation. The Company expects to reverse the $516.2 million of losses in excess of its investment in Kaiser, net of accumulated other comprehensive losses of $85.3 million related to Kaiser, and expects to recognize the net amount, including the related tax effects in the consolidated financial statements in the third quarter of 2006.

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

Company press releases may contain certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, statements regarding the Company's business strategy, plans and objectives. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in periodic reports of the Company that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)
Net sales:
Forest products	$33.8	$46.9	$71.6	$94.2
Real estate	19.2	30.1	48.2	52.9
Racing	10.5	10.2	23.9	23.1
	63.5	87.2	143.7	170.2
Costs and expenses:
Cost of sales and operations:
Forest products	28.6	36.8	62.2	78.9
Real estate	8.1	9.6	16.4	16.4
Racing	9.5	9.0	20.7	19.6
Selling, general and administrative expenses	11.9	16.5	24.6	28.3
Gain on sales of timberlands and other assets	(5.2)	(0.1)	(5.9)	(0.1)
Depreciation, depletion and amortization	8.6	8.9	17.4	17.8
	61.5	80.7	135.4	160.9

Operating income (loss):
Forest products	0.1	(3.1)	(5.4)	(5.9)
Real estate	3.5	11.0	16.4	17.7
Racing	(1.6)	(0.9)	(1.7)	(1.1)
Corporate	-	(0.5)	(1.0)	(1.4)
	2.0	6.5	8.3	9.3

Other income (expense):
Investment and interest income	1.8	4.1	5.9	5.3
Other income	0.5	0.2	0.8	0.2
Interest expense	(19.1)	(18.4)	(38.7)	(36.1)
Amortization of deferred financing costs	(0.6)	(2.0)	(1.2)	(2.5)
Loss before income taxes and cumulative effect of accounting change	(15.4)	(9.6)	(24.9)	(23.8)
Benefit (Provision) for income taxes	4.2	-	4.2	-
Loss before cumulative effect of accounting change	(11.2)	(9.6)	(20.7)	(23.8)
Cumulative effect of accounting change, net of tax	-	-	(0.7)	-
Net loss	$(11.2)	$(9.6)	$(21.4)	$(23.8)

Basic and diluted loss per common and common equivalent share before cumulative effect of accounting change
	$(1.97)	$(1.60)	$(3.56)	$(3.98)

Basic and diluted loss per common and common equivalent share after cumulative effect of accounting change
	$(1.97)	$(1.60)	$(3.68)	$(3.98)